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                                                                   EXHIBIT 99.2

                        METWEST MORTGAGE SERVICES, INC.

                             OFFICER'S CERTIFICATE



        I, Bruce J. Blohowiak, hereby certify that I am the duly elected Vice President of Metwest Mortgage Services, Inc., a Washington corporation, (the "Corporation") and, pursuant to Section 3.14 of the Pooling and Servicing Agreement, dated as of April 1, 1996, entered into by and among the Corporation, the Sellers (as defined therein), The Bank of New York and Tryon Mortgage Funding, Inc. (the "Agreement"), I do hereby certify that a review of the activities of the Corporation during the preceding calendar year and the performance of the Corporation under the Agreement was conducted under my supervision and that, to the best of my knowledge based upon such review, the Corporation has fulfilled all of its obligations under the Agreement throughout the year.

        In Witness Whereof, I have hereunto signed my name this 26th day of March, 1997.



                                        /s/ Bruce J. Blohowiak
                                        ----------------------
                                        Bruce J. Blohowiak
                                        Vice President